UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2007

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction Of incorporation)	001-31451 (Commission File Number)	22-3680505 (IRS Employer Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Limited Waiver to Credit Facility
     BearingPoint, Inc. (the “Company”) is in continuing discussions with the financial institutions that are party to its Credit Agreement, dated as of July 19, 2005 and as amended by the First Amendment dated as of December 21, 2005, the Second Amendment dated as of March 30, 2006, the Third Amendment dated as of July 19, 2006, the Fourth Amendment dated as of September 29, 2006, and the Fifth Amendment dated as of October 31, 2006 (as amended, the “Credit Facility”), among the Company, BearingPoint, LLC, the guarantors party thereto, the financial institutions party thereto, and UBS AG Stamford Branch, as administrative agent. The Company has asked the lenders that (1) the Credit Facility be amended to extend further the deadline for the filing of SEC reports to dates consistent with the Company’s previous announcement that it expects to file its Annual Report on Form 10-K for fiscal 2006 in June 2007 and (2) certain changes be made to the calculation of the borrowing base so that the Company will have greater borrowing capacity under the Credit Facility. There can be no assurance that any such amendment will be obtained.
     On March 30, 2007, the Company obtained a limited waiver under the Credit Facility that, among other things, temporarily waives the delivery requirement under the Credit Facility of the Company’s SEC filings until April 11, 2007, while these discussions continue. The Company is currently responding to certain requests and taking certain steps requested by the financial institutions who are considering the Company’s request. These steps include, among other things, the retention of a field auditor to review the Company’s North American accounts receivable base.
     For a copy of the Credit Facility and the amendments to the Credit Facility, please see the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (filed on November 22, 2006).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2007	BearingPoint, Inc.
	By:	/s/ Judy A. Ethell
		Name:	Judy A. Ethell
		Title:	Chief Financial Officer